UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Douglas R. Wilburne, CFA Vice President — Investor Relations Textron Inc.	40 Westminster St. Providence, RI 02903 Tel: (401) 457-3606 Fax: (401) 457-3598 dwilburne@textron.com
April 6, 2011
VIA EMAIL
Dear Investor:
I am writing to ask for your support concerning Textron’s Advisory Vote on Executive Compensation (Say on Pay) in conjunction with our upcoming annual meeting of shareholders on April 27, 2011.
Glass Lewis & Co., a proxy advisory firm, is recommending a vote “Against” the Say on Pay proposal. You should dismiss the Glass Lewis recommendation, as their model does not appropriately reflect the substantial accomplishments being made by Textron and its new management team, and because their analysis contains several quantitative flaws.
The Glass Lewis “pay for performance model” is based on an average of 3-, 2- and 1-year performance data, which misses the mark with respect to Textron, as it ignores the fact that important changes were made by the Board and Company after the decline in share price that resulted from the severe impact of the 2008/09 recession on our commercial finance and commercial aircraft businesses.
The Board installed a new CEO and CFO during the latter half of 2009. Under this new leadership, our Company has made remarkable progress in liquidating the non-captive finance portfolio, we have made significant improvements to our manufacturing cost structure, we have announced significant new products that are generating revenue growth as commercial markets recover, and we have executed well in our defense businesses.
Progress by the Company is clearly reflected in the 600%-plus recovery in our stock price from our low point in March, 2009 and the fact that there are 12 “Buy” ratings among the 17 sell-side analysts that actively cover Textron and who are familiar with the progress we have made. Penalizing this Board and management team with a vote against our executive compensation practices would be completely inconsistent with recent actions and accomplishments and potentially harmful to the Company.
Furthermore, Glass Lewis compares Textron to an unnamed sector group of 21 “large industrial companies” and a sub-industry group of 12 “industrial conglomerates.” Accordingly, the Glass Lewis model appears to be overly punitive for the natural cyclicality that exists in our commercial aircraft businesses, which may not be present in the peer companies to which we were compared. Moreover, Textron is not appropriately compared to pure industrial companies, as Textron had a significant commercial finance business which was severely impacted by the financial market crises in 2008 and 2009.

Glass Lewis’s analysis of Textron’s long-term incentive compensation is also quantitatively flawed in at least two respects:
•	First, it assumes that “grant date fair value” is an appropriate measure of compensation actually paid. This is not an appropriate measure in Textron’s case because:
•	40% of Textron’s executives’ long-term incentive awards are in the form of “performance share units” (PSUs) which are paid at the end of a three-year cycle only if certain performance metrics are achieved. As illustrated on page 18 of the Textron proxy statement, for the 2008-2010 PSU cycle, the resulting payout was only 2.9% of the target award value on the grant date due to the Company’s performance which was well below performance targets. The Glass Lewis pay for performance model completely misses this direct and significant correlation between pay and performance in Textron’s long-term incentive compensation program.

•	The other 60% of Textron’s long-term incentive awards (Restricted Stock Units and Stock Options) are directly linked to change in shareholder value and therefore, also linked to performance; awards made over the past few years have actually paid out above or below the original “grant date fair value” based on the same change in stock price that shareholders experienced over the same time period. Again, the Glass Lewis model misses that the historical timing of performance should be compared with payout value, not initial “grant date fair value.”
•	Second, on page 13 of its Proxy Paper, Glass Lewis asserts that the Company has failed to disclose the performance targets established relative to its long-term incentive program. However, on page 24 of Textron’s proxy statement, the performance targets for the 2008-2010 PSU cycle, which is the only PSU cycle paid out in 2010, are clearly disclosed in detail. Performance targets applicable to ongoing cycles which will pay out in future years are, of course, competitive information and proprietary and should not be expected to be disclosed. Nor would such information be helpful as current payouts bear no relation to targets established for future payouts.
We appreciate your ownership and confidence in Textron and respectfully request your “For” vote on our Say on Pay proposal. Please call me if I can be of further assistance.
Sincerely,

/s/ Douglas R. Wilburne Douglas R. Wilburne Vice President, Investor Relations